Exhibit 10.1

FIRST COMMERCIAL FUNDING, LLC
Two BRENTWOOD COMMONS, SUITE 150
750 OLD HICKORY BOULEVARD
BRENTWOOD, TENNESSEE 37027
OFFICE: 615-371-6174 FAx: 615-373-1582

JOINT VENTURE AGREEMENT

This JOINT VENTURE AGREEMENT (the "Agreement") is made this  20 day of October. 2009 (the "Effective Date") by and between First Commercial Funding, LLC, a (insert name of state) Limited Liability Company, havine its principal place of business at Two Brentwood Commons, Suite 150, Brentwood. TN 37027 ("FCF") and Coates International, Ltd„ a Delaware Corporation having its principal place of business at 2100 highway 34 and Ridgewood Road, Wall Township. NJ 07717 (the "Co-Venturer"). Each of the foregoing is a "Party" and together' they are the "Parties.").

INFORMATIONAL STATEMENT

WHEREAS. FCF is in the business of providing financial advisory and other business consulting services. Co-Venturer is in the business of manufacturing high-efficiency low-emission engines and generators, as well as other specialty engine systems, and

WHEREAS, FCF and Co-Venturer desire to enter into a joint venture through which they will pursue certain business opportunities together. and

WHEREAS, David Goss, President of FCF, is the sole principal officer and key employee of FCF, and all of FCF's experience, know-how, skills, networks and contacts required to successfully consummate the transaction contemplated by this Agreement exist and are entirely dependent upon the continued performance of services and sufficient availability and time commitment of David Goss, and

NOW, THEREFORE, for good and valuable consideration. the receipt and sufficiency of which are hereby acknowledged. the Parties agree as follows:

1. Purpose and Control of Joint Venture. The Parties hereby agree to form a joint venture that shall own and operate a project known as Coates International Project (the "Venture"). with dual locations in both New Jersey and Oklahoma. The Venture will seek to raise approximately three hundred million USD ($300,000,000) ("Offering"). The Venture will form a single purpose entity in which both Parties will be owners (the "Joint Venture Entity"). The Venture shall be controlled by a board of directors with Co-Venturer appointing three directors as members and FCF appointing one director as a member. In the event that a vacancy arises on the board, the party that originally appointed the vacated hoard seat shall appoint a replacement. The day to day operations of the Joint Venture Entity shall be performed by officers appointed by board of directors of Co-Venturer.

2. Contributions of the Parties.

a.
FCF. FCF's contribution to the Joint Venture Entity shall be to provide expertise, an existinu, previously developed network of likely potential investors, access to various experienced industry contacts and knowledge on how to organize and raise funds for the Co-Venture's Project through the use of a private placement memorandum 144A offering (a "PPM") and in preparing relevant documentation. The intent is to raise approximately $400$450 million through the sale of collateralized five-year zero coupon bonds. The bonds shall be collateralized by a diversified portfolio of contestable and non-contestable senior life insurance policies carefully selected based on mutually agreed upon investment objectives (the "Policies). The portfolio of specific Policies shall be reserved upon remittance by the Venture of a nonrefundable down payment to the seller(s) of the Policies of approximately 1.5% of the agreed upon Policies purchase price. During the intervening period thereafter, any policies paid out will be replaced with other suitable policies until title to the Policies legally passes. FCF shall furnish Co-Venturer with an example of the Risk Factors section of a PPM from a prior similar, successful offering. FCF has represented that its unique, proprietary transaction structure is designed to achieve a value for the portfolio of Policies of approximately 50% of the principal amount of the zero coupon bonds issued from the 144A private offering. Although FCF will undertake its best efforts to select the right mix of policies, there can be no assurance that the actual value of the portfolio of policies will achieve that value. FCF itself, will not be involved in the offer. sale or purchase of' securities. and will not receive any compensation as a result of the offer or sale of securities, or in assisting the Joint Venture Entity to purchase securities if, in fact, the Joint Venture Entity does so.

b.
 Co-Venturer. Co-Venturer's contribution shall be the preparation and expertise to setup and run the Venture. Venturer shall pay from the proceeds of the $400,000 Engagement and Services fee to be paid by Co-Venturer as more fully discussed in Section 3 below, all of the expenses of the Venture including (without limitation) retaining legal counsel and accountants, drafting all of the documents for a PPM, (ii) listing the offering on the NASDAQ PORTAL system and (iii) posting the offering on either DTC, Euroclear or Clearstream. Other expenses include, but are not limited to, securing the collateral of senior life settlement policies (the "Policies"), registration fees and maintenance fees of the Policies. A list of approximated, non-binding expenses is attached hereto as Exhibit A. Marketing fees and broker/dealer fees will be paid at such time as the Venture receives funding of at least three hundred million USD ($300,000,000) (hereinafter, the Closing").

3. Fees. The Co-Venturer shall pay FCF a fee of four hundred thousand dollars USD (S400,000) for covering operational expenses and providing the resources necessary to accomplishing FCF's contribution as set forth in paragraph 2.1 and 2.2 (the "Engagement and Services Fee"). The Co-Venturer shall remit an initial payment of 550.000.00 within 48 hours after execution of this agreement. Thereafter. Co-Venturer shall continue to remit additional monies to FCF as soon as practicable with the objective of having remitted the entire Engagement Fee within thirty (30) days after execution hereof..

4. Ownership of Venture-Created Entities. Co-Venturer or its assignees shall own ninety percent (90%) of the ownership interests in the Joint Venture Entity and FCF shall own ten percent JO%) of the ownership interests in the Joint Venture Entity. However, FCF shall not share in any of the profits, losses, gains and expenses of the Venture. Any and all subsequent ventures undertaken by the Parties shall adhere to the same ownership percentage structure set forth in this Section 4, unless the Parties mutually agree in writing to different ownership percentages.

5. Success Fee. In addition to the Escrowed Expense Funds set forth in Section 3 above. Co-Venturer shall pay FCF a fee, at Closing, of seven and one half million USD ($7,500,000) and shares of restricted shares of common stock of the Co-Venturer equal to one percent (1%) of the total issued and outstanding common stock of the Co-Venturer on the date of the Closing (the "Success Fee"). The Success Fee will be deducted simultaneously from the three hundred million USD ($300,000.000) proceeds of the Offerine being disbursed at the Closing of the Offering.

7. Use of Net Proceeds by Co-Venturer. A minimum of $25,000,000 shall be disbursed to Co-Venturer at the closing of the Offering and the balance of the net proceeds after disbursement or reserving funds for payment of any unpaid expenses of the Offering and the balance of the purchase price of the portfolio of Policies shall be disbursed to the Venture at the closing of the Offering. The unused portion of the net proceeds from the Offering shall be invested by the Venture in various highly rated. secure. agree-upon securities with varying maturities to match the projected timetable for the use of funds (the "Investment Portfolio"). The Venture agrees that it will engage a professional "money manager" to invest such funds in accordance with reasonable investment objectives of the Co-Venturer. Co-Venturer shall use the net proceeds from the Offering to acquire manufacturing facilities, establish and operate manthcturing operations and for general working capital purposes directly related to the successful conduct of its business. From time to time, and at any time. upon submission of a request for disbursement of additional funds to the Co-Venturer for its planned expenditures over the ensuing 3-6 month period, the parties shall have three business days to review such request and disburse such addition funds, to the extent there are sufficient remaining funds held by the Venture in its investment portfolio. New and/or adjusted requests may be submitted as frequently as is necessary to ensure the efficient and timely access to funds by Co-Venturer to carry out its business objectives. Each such request shall be accompanied by a projected schedule of production units by product type and shall provide reasonable detail of the estimated timing and amount of each main category of expenditure. Approval of the request for such disbursement of funds shall not be unreasonably withheld by the Venture, provided all previously disbursed funds were utilized by the Co-Venture in a manner consistent with the herein described intended us of proceeds. The portfolio of Policies shall be registered in the name of the Co-Venturer and upon obtaining possession and control. immediately transferred to the Co-Venturer.

8. Representations of FCF.

a.
FCF represents that it has experience, skills and know-how in all aspects of the structured transaction contemplated by this Joint Venture Agreement. FCF acknowledges that it has been informed by Co-Venturer that it has virtually no experience and only limited understanding of Collateralized Zero Coupon Bonds, secured by portfolios of Policies and that it has no experience and a very limited understanding of the market for buying and selling portfolios of Policies. Therefore, FCF further acknowledges that Co-Venturer is solely relying on FCF's experience, skills and know-how in making its decision to enter into this agreement.

b.
FCF further represents that it has assembled a network of broker-dealers and investments bankers that, based on recent feedback from firms in this network, are enthusiastic about marketing investment opportunities in similarly collateralized five-year coupon bonds to its clients. To be clear, the Co-Venturer is relying on these representations to gain confidence that there is a ready market for the sale of such collateralized securities.

c.
FCF further represents that it has assembled a team of experts in the field necessary to competently analyze the senior life insurance policy portfolios and provide expert opinions on the extent to which such portfolios are designed to meet the agreed-upon investment objectives.

d.
FCF further represents that. as of the date, hereof, a ready, active market for acquiring Policies that will meet our investment objective over the five-year period of the collateralized zero coupon bonds.

e.	FCF further represents that there is, as of the date hereof, a ready, active market for reselling Policies in accordance with the Venture's criteria for appreciation in the value of the Policies

f.
FCF acknowledges that any breach of these representations could likely result in substantial damages to Co-Venturer consisting of monetary losses and opportunity costs caused by delays in its commencement of large scale production of it proprietary technology. Co-Venturer is highly dependent on receiving the net proceeds of at least $300 million from the sale of the collateralized zero coupon bonds. These funds are intended to provide critically needed start-up capital for production of various products incorporating Co-Venturer's technology.

g.
FCF represents that it has advised Co-Venturer. based on its experience that it is likely that the Offering will raise net proceeds of approximately $300 million and possibly be closed before the end of the calendar year 2009.

9.Representations of David Goss. David Goss represents that:

a.
Except for the two disclosed felony convictions in connection with prior real estate transactions involving bankruptcy proceedings, there have never been any felony or misdemeanor convictions nor are there currently any pending or threatened felony or misdemeanor charges. Furthermore, there are no matters of any nature relating to his background or arising from any of his prior business dealings that could prevent or interfere with the willingness or ability of broker-dealers and investment bankers to market the zero coupon bonds to its customers or with the Venture's ability to purchase and sell the portfolio of Senior Policies.

b.
Except for the matter disclosed to the Co-Venturer involving the cease and desist order from the Alabama Securities Commission regarding sales of taxl ien certificates, he never been, nor is he now, the actual or potential subject of, or defendant in. any pending or threatened litigations. claims, assessment, legal actions with any federal, state, local, SEC, NASD or other authoritative investigations of any nature.

c.
He is not a party to any agreement. decree or the restrictive order of any kind that could prevent him from freely entering into this agreement and performing the services and fulfilling his obligations contemplated by, and arising out oil this Agreement.

d.
He will not overcommit his personal time and resources and will throughout the Project devote whatever time and resources are necessary and appropriate to ensure the delivery of prompt, timely and competent professional services in the interest of a successful outcome of the Project.

10. Title to Property; Waiver of Partition Right. Legal title to any property, including the Policies, acquired as a result of the Venture shall be taken in the name of the Venture, and shall be held for the benefit of both Parties. Notwithstanding same, FCF acknowledges that any real property and Policies purchased with the proceeds from the Offering shall be owned by the Co-Venturer and not the Joint Venture Entity. Each Party waives and renounces any right that such Party may have to institute or maintain any action for partition with respect to any property owned by or held for the benefit of the Venture.

11. Information. Co-Venturer shall provide FCF with access to all current and historical data requested by FCF for the purpose of preparing the PPM. Co-Venturer recognizes and confirms that FCF may use and rely upon all data. material and other information furnished to FCF by Co-Venturer without independent verification.

12. Confidentiality.

a. Each Party acknowledges that it may receive confidential and proprietary nonpublic information related to the other Party's business. The receiving Party shall keep confidential and shall not use or disclose such Confidential Information (defined herein) except in accordance with and in furtherance of this Agreement. "Confidential Inibrmation" shall mean any and all information the disclosing Party provides to the receiving Party, verbal or written, which is identified as confidential or proprietary. Provided. however, the following shall be Confidential Information regardless of whether marked as such: the manner in which FCF structures financial transactions and the identities of FCF's clients and persons who provide funding (including their employees, agents and representatives) for financing transactions. "Confidential Information" shall not include information which the receiving Party can prove: (i) was previously known to the receiving. Party free of any obligation to keep it confidential; or (ii) is or becomes publicly available by any means other than unauthorized disclosure; or (iii) is developed by or on behalf of the receiving Party independent of any information furnished under this Agreement: or (iv) is received from a third party (which shall include those persons or entities that directly or indirectly through one or more intermediaries control, are controlled by, or are under common control of a Party) whose disclosure does not violate any confidentiality agreement or obligation.

b. All Confidential Information is and shall he the sole and exclusive property of the disclosing Party. The receiving Party shall not disclose any Confidential Information or take or cause any action which would be inconsistent with or tend to diminish or impair the disclosing Party's rights in the Confidential Information.

13. Non-Circumvention. For a period of five years from the termination of this Agreement. Co-Venturer shall not use FCF's Confidential Information for any reason for the benefit of Co-Venturer or any third party (including any persons or entities that directly or indirectly through one or more intermediaries' control, are controlled by. or are under common control of Co-Venturer). In the event Co-Venturer violates this Section 9. in each such instance, Co-Venturer shall pay FCF an amount equal to Engagement Fee set forth in Section 3 above. FCF shall be entitled to all available remedies in the event this Section 9 is violated and such remedies are cumulative.

14. Term. This Agreement shall remain in effect from the Effective Date until the occurrence of any of the following events: (a) adjudication of bankruptcy, filing of a petition pursuant to the United States Federal I3ankruptcy Act, or the withdrawal, removal or insolvency of either of the Parties; (b) the sale or other disposition of all, or substantially all, of the Venture assets; or (c) the mutual agreement of the Parties.

15. Dissolution of Joint Venture:

a.
Upon maturity and repayment of the zero coupon bonds issued in connection with the 144A Offering. the Venture shall promptly undertake to wind up its affairs by satisfying all remaining liabilities and obligations; and thereafter, disbursing and remaining assets to the Co-Venturer. Co-Venturer shall thereafter dissolve the Venture.

b.
In the event that Co-Venturer determines that, based on its assessment of the facts and circumstances that it is highly unlikely that the $300 million targeted amount of funds can be successfully raised from the Offering, then the Venture shall be promptly dissolved in accordance with the Section 1 I a.

Return of Material. Each receiving Party shall return to the disclosing Party any and all documents containing Confidential Information of the disclosing Party and materials of any kind related to the business of the disclosing Party within three (3) days of the termination of this Agreement unless the disclosing Party has agreed in writing that the receiving Party may destroy all such documents and certify such destruction in writing.

l6. Indemnification.

a.
Co-Venturer. Co-Venturer agrees to indemnify FCF and its controlling persons. directors, officers, managers, partners. members, shareholders, affiliates, agents, representatives, successors and assigns (collectively, the "Representatives") from and against any and all losses, liabilities, deficiencies, costs, damages, expenses and amounts paid in settlement of any claims sustained by Co-Venturer in connection with the business of the Venture (including, without limitation, reasonable attorneys' fees, charges and disbursements) (collectively. the "Losses") incurred by the Co-Venturer as a result of any claim, action, judgment or proceeding related to this Agreement;

b.	FCF. FCF agrees to indemnify Co-Venturer and its Representatives from and against the Losses incurred by FCF as a result of any claim. action. judgment or proceeding related to this Agreement.

17. Other Business Interests. Each Party may have interests in business other than the Venture described in this Agreement. The Parties shall not have the right to the income or proceeds derived from such other business interests, even if they are competitive with the Venture or the other Party's business, so long as this Agreement has not been terminated. Provided, however, any financing transaction sought by Co-Venturer shall first be presented to FCF. who shall have the right. but not the obligation, to participate in such transaction.

18. Fiscal Year and Accounting Method. The fiscal year for the Joint Venture Entity shall be the calendar year ending December 31. The Venture shall use the accrual method of accounting in compliance with United States .Generally Accepted Accounting Principles.

19. Limitation of Liability. The Co-Venturer agrees that in no event shall FCF's liability under this Agreement exceed the Engagement Fee received by FCF under this Agreement except to the extent that damages to the Co-Venturer resulted from FCF's gross negligence, reckless or willful misconduct, or violation of law. This limitation of FCF's liability to the Co-Venturer shall not be affected in any way by any determination that the indemnification provisions in this Agreement are not fully enforceable or otherwise not fully available.

 20. Disputes.

a.
The Parties agree that in the event of a violation of Sections 8, 9 or 13 above, the non-breaching Party shall be entitled to seek an injunction to prevent the breach or further breach and to seek injunctive relief or specific performance without the posting of a bond or other security. The non-breaching Party shall also be entitled to seek all other available remedies.

b.
In the event of any dispute arising out of this Agreement, the Parties shall meet and confer prior to filing a demand for arbitration to attempt to resolve the dispute without incurring the costs of arbitration. Should the dispute not be resolved, the Parties agree to submit the dispute and all related issues to binding arbitration. The dispute shall be heard by one arbitrator who shall be a licensed attorney with at least ten (10) years of experience. The decision of the arbitrator shall be binding and judgment may be entered in any court of competent jurisdiction. All Parties shall cooperate with the arbitration and promptly pay all necessary lees. Until a final decision on distribution of costs, all fees shall be paid equally by both Parties. The arbitrator shall award reasonable attorney's fees to the prevailing Party.

 21. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey applicable to contracts executed and to be wholly performed therein without giving effect to its conflicts of laws, principles or rules.

 22. Amendments. This Agreement may be modified or amended, or its provisions waived. only by a writing signed by the Party against whom enforcement of the modifications, amendment or waiver is sought.

 23. Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given (a) upon personal delivery; (b) upon delivery by nationally recognized overnight delivery service, or (c) upon the earlier of receipt or three (3) business days after being mailed by registered or certified mail, postage prepaid. All notices pursuant to this Section 19 shall be addressed as follows or to such other address as a party.

a. If to FCF:

First Commercial Funding
Two Brentwood Commons, Suite 150 750 Old Hickory Boulevard
Brentwood, TN 37027

b. If to Co-Venturer:

Coates International LTD
2100 I Iwy. 34 Ridgewood Road Wall Township, NJ 07719

 24. Binding Agreement; No Assignment. This Agreement shall be binding upon and shall inure to the benefit of each of the Parties and their respective successors and permitted assigns. Neither Party may assign its interest in this Agreement or the Venture without the prior written consent of the other Party.

 25. Not a Partnership. The Parties agree that this Venture is not a partnership and shall not he governed by the partnership laws of any country or state, and shall not be subject to taxation under subchapter K of the U.S. Internal Revenue Code of 1986, as amended.

 26. Entire Agreement. This Agreement constitutes the entire Agreement between the Parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings of the Parties, whether written or oral, and there are no warranties, representations or other agreements between the Parties in connection with the subject matter hereof except as specifically set forth herein.

 27. Severability. If any provision or portion thereof of this Agreement shall be held invalid or unenforceable, such provision shall be modified to the extent necessary to make such provision enforceable to the fullest extent permitted by law. To the extent modification will not remedy such invalidity or unenforceability; such provision shall be stricken from this Agreement without invalidating the remaining provisions of this Agreement.

28. Contract Construction. This Agreement is the product of negotiations between the Parties, therefore. the rule of construction which provides that ambiguities in a contract shall be construed against the drafter shall not apply to this Agreement. and the Parties hereby waive any such defense to the terms of this Agreement. 'the descriptive headings of the paragraphs, subparagraphs of this Agreement are inserted for convenience only. and do not constitute a part of this Agreement, and shall not affect in any way the meaning or interpretation of this Agreement.

29. No Waiver. No failure or delay by either Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

30. Survival. Sections 3, 4, 8, 9, 1 1, 12, 13, 15 and such other sections as the context reasonably requires shall survive the expiration or termination of this Agreement.

31. Signatures. This Agreement may be executed in counterparts and all such counterparts shall constitute but one and the same instrument. A facsimile signature may substitute for and have the same legal effect as the original signature. Each person signing on behalf of a Party hereto warrants that such Party has perlbrmed all corporate or partnership actions necessary to make this agreement a binding obligation, enforceable in accordance with its terms.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the date set forth above.

FCF:
FIRST COMMERCIAL FUNDING

/s/ David Goss
Name: David Goss
Title: President

CO-VENTURER:
COATES INTERNATIONAL LTD

/s/ George J. Coates
Name: George J. Coates
Title: President and Chief Executive Officer